Exhibit 99.1

Expedia Group Reports Third Quarter 2021 Results
SEATTLE, WA – November 4, 2021 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the third quarter ended September 30, 2021.

“Despite continued volatility in the travel recovery, Expedia Group’s net income and adjusted EBITDA for the quarter nearly matched our Q3 2019 levels driven by the superior performance from Vrbo and domestic travel along with improvements across virtually all lines of business. With early positive signs in Q4 and many countries announcing new openings to international travelers, we are feeling increasingly confident about a continued recovery,” said Peter Kern, Vice Chairman and CEO, Expedia Group. “We recently celebrated our 25th anniversary of forever changing travel. And as we come out of Covid, we are committed to once again charting an exciting new path for our customers, partners, and the entire travel ecosystem.”

Key Highlights
•Expedia Group recently announced plans to unify its loyalty programs, consisting of more than 145 million members, into a single program spanning all global brands and products.
•Expedia Group completed the sale of Egencia to American Express Global Business Travel ("GBT") on November 1. Expedia Group is a minority shareholder in the combined entity, which has a 10-year lodging supply agreement with Expedia Partner Solutions.
•On October 15, Expedia Group completed the redemption of 100% of the outstanding shares of the Company’s Series A preferred stock issued in 2020.

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q3 2021	Q3 2020	Δ Y/Y
Stayed room night growth	59%	(58)%	NM
Gross bookings	$18,725	$8,631	117%
Revenue	2,962	1,504	97%
Operating income (loss)	524	(113)	NM
Net income (loss) attributable to Expedia Group common stockholders	362	(221)	NM
Diluted earnings (loss) per share	$2.26	$(1.56)	NM
Adjusted EBITDA(2)	855	304	181%
Adjusted net income (loss)(2)	553	(31)	NM
Adjusted EPS(2)	$3.53	$(0.22)	NM
Free cash flow(2)	(1,400)	(995)	41%

(1)All comparisons are against comparable period of 2020 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 11-19 herein for an explanation and reconciliation of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, Traveldoo® and VacationRentals.com. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction in July 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com. In October 2020, we completed the sale of SilverRail™, in April 2021, we completed the sale of Classic Vacations®, and in November 2021 we completed the sale of Egencia®. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Revenue
	Third Quarter
	2021	2020	Δ%
Retail	$2,351	$1,246	89%
B2B	490	203	142%
Expedia Group (excluding trivago)	$2,841	$1,449	96%
trivago	163	70	132%
Intercompany eliminations	(42)	(15)	179%
Total	$2,962	$1,504	97%

For the third quarter of 2021, total gross bookings and total revenue both increased significantly compared to the third quarter of 2020. Booking trends for lodging, air, and other travel products all declined sequentially from the second quarter of 2021 largely due to the impact of the Covid Delta variant.
Both Retail and B2B segment revenue increased compared to the third quarter of 2020. Gross bookings and revenue growth reflect improvement in travel trends compared to the third quarter of 2020.

Product & Services Detail
Revenue by Service Type ($ millions)

	Revenue
	Third Quarter
	2021	2020	Δ%
Lodging	$2,300	$1,229	87%
Air	61	27	128%
Advertising and media	202	94	116%
Other	399	154	159%
Total	$2,962	$1,504	97%

As a percentage of total revenue in the third quarter of 2021, lodging accounted for 78%, advertising and media accounted for 7%, air accounted for 2% and all other revenues accounted for the remaining 13%.

Lodging revenue increased in the third quarter of 2021 driven by a significant increase in room nights stayed across hotels and alternative accommodations. Revenue per room night benefited from higher average daily rates (“ADRs”) primarily driven by an increase in regional rates and a favorable mix towards U.S. hotels compared to the third quarter of 2020.

Air revenue increased in the third quarter of 2021 driven largely by an increase in tickets sold as air travel demand improved compared to the third quarter of 2020.

Advertising and media revenue increased in the third quarter of 2021 due to increases at both trivago and Expedia Group Media Solutions. Other revenue increased in the third quarter of 2021 driven by growth from both car and travel insurance products.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2021	2020	Δ%	2021	2020	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$442	$363	22%	14.9%	24.1%	(920)
Selling and marketing - direct	1,132	337	236%	38.2%	22.4%	1,578
Selling and marketing - indirect	182	188	(3)%	6.1%	12.5%	(638)
Selling and marketing	1,314	525	150%	44.3%	35.0%	940
Technology and content	277	242	15%	9.4%	16.1%	(668)
General and administrative	182	132	38%	6.2%	8.8%	(262)
Total GAAP costs and expenses	$2,215	$1,262	76%	74.8%	83.9%	(910)

Adjusted Expenses - Expedia Group
Cost of revenue*	$436	$360	21%	14.7%	23.9%	(919)
Selling and marketing - direct	1,132	337	236%	38.2%	22.4%	1,578
Selling and marketing - indirect*	153	176	(13)%	5.2%	11.7%	(653)
Selling and marketing*	1,285	513	150%	43.4%	34.1%	925
Technology and content*	245	227	8%	8.3%	15.1%	(681)
General and administrative*	133	115	16%	4.5%	7.6%	(315)
Total adjusted costs and expenses	$2,099	$1,215	73%	70.9%	80.8%	(991)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$430	$357	21%	15.2%	24.6%	(942)
Selling and marketing*	1,205	486	148%	42.4%	33.6%	884
Technology and content*	233	215	9%	8.2%	14.8%	(658)
General and administrative*	127	109	16%	4.4%	7.5%	(308)
Total adjusted costs and expenses excluding trivago	$1,995	$1,167	71%	70.3%	80.5%	(1,024)
Note: Expedia Group reclassified certain prior period information to conform to the current period presentation primarily related to the classification of licensing and maintenance costs within operating expenses. Some numbers may not add due to rounding.                                                                    *Adjusted expenses are non-GAAP measures. See pages 11-19 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the third quarter of 2021, total GAAP and adjusted cost of revenue increased 22% and 21%, respectively, compared to the third quarter of 2020, primarily due to increased expenses from significantly higher transaction volumes including merchant fees.
Selling and Marketing
•For the third quarter of 2021, total GAAP and adjusted selling and marketing expense increased 150% compared to the third quarter of 2020, primarily due to a $795 million increase in direct costs as marketing spend increased in response to improved demand compared to the third quarter of 2020. Indirect costs, which represented 14% of total GAAP selling and marketing costs in the third quarter of 2021, compared to 36% in the third quarter of 2020, and 12% of total adjusted selling and marketing expense in the third quarter of 2021, compared to 34% in the third quarter of 2020, decreased 3% and 13%, respectively, due to lower personnel costs in connection with previously announced cost savings. The year-over-year benefit for GAAP indirect costs was offset by higher stock-based compensation.

Technology and Content
•For the third quarter of 2021, total GAAP and adjusted technology and content expense increased 15% and 8%, respectively, compared to the third quarter of 2020, largely due to an increase in personnel and related costs from the previously announced compensation change, which shifted discretionary bonus to salary in the current year. The year-over-year increase in GAAP technology and content expense was primarily driven by higher stock-based compensation.
General and Administrative
•For the third quarter of 2021, total GAAP and adjusted general and administrative expense increased 38% and 16%, respectively, compared to the third quarter of 2020, primarily due to an increase in personnel costs from the previously announced compensation change. The year-over-year increase in GAAP general and administrative expense was primarily driven by higher stock-based compensation.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	Third Quarter
	2021	2020	Δ%
Retail	$867	$429	102%
B2B	68	(52)	NM
Unallocated overhead costs	(98)	(80)	23%
Expedia Group (excluding trivago)	$837	$297	181%
trivago(1)	18	7	170%
Total Adjusted EBITDA	$855	$304	181%

Net income (loss) attributable to Expedia Group common stockholders(2)	$362	$(221)	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 11-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.

Depreciation and Amortization
Depreciation and amortization decreased 9% in the third quarter of 2021, compared to the third quarter of 2020, primarily due to the completion of amortization related to certain intangible assets as well as the impact of definite-lived intangible impairments in the prior year.
Impairment of Goodwill & Intangible Assets
There was no impairment of goodwill or intangible assets recorded in the third quarter of 2021. Intangible asset and goodwill charges of $41 million and $14 million, respectively, in the third quarter of 2020 were related to the impairment of indefinite-lived trade names and trivago respectively.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in February 2020 to simplify our businesses and improve operational efficiencies, as well as the acceleration of further actions to adapt our business to the current environment, we recognized $12 million in restructuring and related reorganization charges in the third quarter of 2021. Restructuring and related reorganization charges were $78 million in the third quarter of 2020.
Interest and Other
Consolidated interest income decreased $1 million in the third quarter of 2021, compared to the third quarter of 2020. Consolidated interest expense decreased $27 million in the third quarter of 2021, compared to the third quarter of 2020, primarily as a result of interest related to high-cost senior notes outstanding in the prior year but extinguished in March 2021, as well as interest related to our prior year draw on our revolving credit facility, which we fully repaid in December 2020.

Consolidated other, net was a gain of $25 million in the third quarter of 2021, compared to a loss of $1 million in the third quarter of 2020. The gain in the third quarter of 2021 was primarily related to the sale of the Alice business, partially offset by foreign exchange losses. The loss in the third quarter of 2020 was primarily due to mark-to-market losses on minority equity investments, largely offset by foreign exchange gains.
Income Taxes
The GAAP effective tax rate was 19%, compared to 11% in the third quarter of 2020.

The effective tax rate on pretax adjusted net income was 2% in the third quarter of 2021. The effective tax rate on pretax adjusted net income was not meaningful in the third quarter of 2020 due to the impact of discrete tax items on smaller adjusted pretax income.

Preferred Stock
The preferred stock dividend related to the preferred equity issued in May of 2020 was $14 million in the third quarter of 2021.

In October 2021, Expedia Group redeemed the remaining 50% of the outstanding Series A Preferred Stock at a price equal to 103% of the Preference Amount, plus accrued and unpaid distributions as to the redemption date using cash on-hand.

Balance Sheet, Cash Flows and Capitalization
For the three months ended September 30, 2021, consolidated net cash used in operating activities was negative $1.2 billion. Consolidated free cash flow totaled negative $1.4 billion, a decrease of $0.4 billion, compared to the prior year, primarily due to an increase in cash used in operating activities related to changes in working capital partially offset by an improvement in Adjusted EBITDA.

Cash, cash equivalents and short-term investments totaled $5.0 billion at September 30, 2021 compared to $5.5 billion at June 30, 2021. The decrease was primarily driven by seasonally lower free cash flow. Restricted cash and cash equivalents, which primarily relates to traveler deposits for bookings made through Vrbo, was $1.6 billion at September 30, 2021 compared to $2.5 billion at June 30, 2021. Prepaid expenses and other current assets was $0.8 billion at September 30, 2021 compared to $1.3 billion at June 30, 2021. Deferred merchant bookings totaled approximately $5.8 billion at September 30, 2021, including approximately $790 million in deferred loyalty rewards compared to $8.2 billion at June 30, 2021, including approximately $760 million in deferred loyalty rewards. The decline in deferred merchant bookings primarily reflects the typical seasonality of our business with higher stayed room nights occurring during the summer months.

At September 30, 2021, Expedia Group had stock-based awards outstanding representing approximately 14 million shares of Expedia Group common stock, consisting of options to purchase approximately 7 million common shares with a $123.81 weighted average exercise price and weighted average remaining life of 3.7 years, and approximately 7 million restricted stock units (“RSUs”).

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenue	$2,962	$1,504	$6,319	$4,279
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	442	363	1,127	1,373
Selling and marketing (1)	1,314	525	3,177	2,021
Technology and content (1)	277	242	800	828
General and administrative (1)	182	132	522	466
Depreciation and amortization	201	220	615	681
Impairment of goodwill	—	14	—	799
Impairment of intangible assets	—	41	—	172
Legal reserves, occupancy tax and other	10	2	1	(11)
Restructuring and related reorganization charges	12	78	54	206
Operating income (loss)	524	(113)	23	(2,256)
Other income (expense):
Interest income	2	3	5	16
Interest expense	(86)	(113)	(267)	(258)
Loss on debt extinguishment	—	—	(280)	—
Other, net	25	(1)	10	(158)
Total other expense, net	(59)	(111)	(532)	(400)
Income (loss) before income taxes	465	(224)	(509)	(2,656)
Provision for income taxes	(87)	24	129	319
Net income (loss)	378	(200)	(380)	(2,337)
Net (income) loss attributable to non-controlling interests	(2)	8	6	108
Net income (loss) attributable to Expedia Group, Inc.	376	(192)	(374)	(2,229)
Preferred stock dividend	(14)	(29)	(64)	(46)
Loss on redemption of preferred stock	—	—	(107)	—
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$362	$(221)	$(545)	$(2,275)

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$2.40	$(1.56)	$(3.67)	$(16.13)
Diluted	2.26	(1.56)	(3.67)	(16.13)
Shares used in computing earnings (loss) per share (000's):
Basic	151,019	141,306	148,453	141,068
Diluted	160,460	141,306	148,453	141,068

(1) Includes stock-based compensation as follows:
Cost of revenue	$6	$3	$17	$9
Selling and marketing	29	12	78	37
Technology and content	32	15	91	53
General and administrative	49	17	133	57

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,031	$3,363
Restricted cash and cash equivalents	1,587	772
Short-term investments	—	24
Accounts receivable, net of allowance of $81 and $101	1,485	701
Income taxes receivable	102	120
Prepaid expenses and other current assets	838	654
Total current assets	9,043	5,634
Property and equipment, net	2,264	2,257
Operating lease right-of-use assets	441	574
Long-term investments and other assets	655	671
Deferred income taxes	798	659
Intangible assets, net	1,425	1,515
Goodwill	7,318	7,380
TOTAL ASSETS	$21,944	$18,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,264	$602
Accounts payable, other	769	496
Deferred merchant bookings	5,844	3,107
Deferred revenue	161	172
Income taxes payable	45	50
Accrued expenses and other current liabilities	915	979
Current maturities of long-term debt	753	—
Total current liabilities	9,751	5,406
Long-term debt, excluding current maturities	7,712	8,216
Deferred income taxes	55	67
Operating lease liabilities	386	513
Other long-term liabilities	438	462
Commitments and contingencies
Series A Preferred Stock: $.001 par value, Authorized shares: 100,000; Shares issued and outstanding: 600 and 1,200	511	1,022
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 270,117 and 261,564; Shares outstanding: 145,924 and 138,074
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	14,176	13,566
Treasury stock - Common stock and Class B, at cost; Shares 131,470 and 130,767	(10,205)	(10,097)
Retained earnings (deficit)	(2,147)	(1,781)
Accumulated other comprehensive income (loss)	(221)	(178)
Total Expedia Group, Inc. stockholders’ equity	1,603	1,510
Non-redeemable non-controlling interests	1,488	1,494
Total stockholders’ equity	3,091	3,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,944	$18,690

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended September 30,
	2021	2020
Operating activities:
Net loss	$(380)	$(2,337)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment, including internal-use software and website development	538	559
Amortization of intangible assets	77	122
Impairment of goodwill and intangible assets	—	971
Amortization of stock-based compensation	319	156
Deferred income taxes	(158)	(368)
Foreign exchange loss on cash, restricted cash and short-term investments, net	76	27
Realized (gain) loss on foreign currency forwards	21	(89)
Loss on minority equity investments, net	7	202
Loss on debt extinguishment	280	—
Provision for credit losses and other, net	(33)	144
Changes in operating assets and liabilities:
Accounts receivable	(781)	1,636
Prepaid expenses and other assets	(190)	(219)
Accounts payable, merchant	663	(1,340)
Accounts payable, other, accrued expenses and other liabilities	238	(272)
Tax payable/receivable, net	7	(62)
Deferred merchant bookings	2,787	(2,437)
Deferred revenue	(8)	(142)
Net cash provided by (used in) operating activities	3,463	(3,449)
Investing activities:
Capital expenditures, including internal-use software and website development	(530)	(669)
Purchases of investments	(1)	(685)
Sales and maturities of investments	23	1,161
Other, net	2	86
Net cash used in investing activities	(506)	(107)
Financing activities:
Revolving credit facility borrowings	—	2,672
Revolving credit facility repayments	—	(2,022)
Proceeds from issuance of long-term debt, net of issuance costs	1,964	3,946
Payment of long-term debt	(1,706)	(750)
Debt extinguishment costs	(258)	—
Net proceeds from issuance of preferred stock and warrants	—	1,132
Redemption of preferred stock	(618)	—
Purchases of treasury stock	(108)	(419)
Payment of dividends to common stockholders	—	(48)
Payment of preferred stock dividends	(50)	(17)
Proceeds from exercise of equity awards and employee stock purchase plan	421	105
Other, net	4	(28)
Net cash provided by (used in) financing activities	(351)	4,571
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(126)	(31)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,480	984
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	4,138	4,097
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$6,618	$5,081
Supplemental cash flow information
Cash paid for interest	$298	$217
Income tax payments, net	15	103

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019		2020				2021			Y/Y
	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by business model
Agency	$14,585	$11,956	$9,823	$1,363	$3,530	$3,405	$6,737	$10,362	$8,855	151%
Merchant	12,342	11,289	8,062	1,350	5,101	4,162	8,685	10,453	9,870	93%
Total	$26,927	$23,245	$17,885	$2,713	$8,631	$7,567	$15,422	$20,815	$18,725	117%

Revenue by segment
Retail	$2,613	$1,961	$1,582	$463	$1,246	$702	$1,025	$1,715	$2,351	89%
B2B	731	635	485	68	203	186	184	305	490	142%
Corporate (Bodybuilding.com)	24	34	39	20	—	—	—	—	—	NM
Expedia Group (excluding trivago)	$3,368	$2,630	$2,106	$551	$1,449	$888	$1,209	$2,020	$2,841	96%
trivago	279	171	154	18	70	38	46	115	163	132%
Intercompany eliminations	(89)	(54)	(51)	(3)	(15)	(6)	(9)	(24)	(42)	179%
Total	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	97%

Revenue by geography
Domestic*	$1,982	$1,573	$1,317	$463	$1,033	$698	$1,001	$1,736	$2,177	111%
International*	1,576	1,174	892	103	471	222	245	375	785	67%
Total	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	97%

Revenue by business model
Agency	$1,177	$816	$562	$105	$329	$271	$323	$573	$800	143%
Merchant	1,980	1,590	1,340	368	1,032	521	796	1,338	1,923	86%
Advertising & media and other	401	341	307	93	143	128	127	200	239	67%
Total	$3,558	$2,747	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	97%

Adjusted EBITDA by segment
Retail	$876	$502	$22	$(203)	$429	$6	$94	$303	$867	102%
B2B	149	96	26	(128)	(52)	(54)	(60)	(8)	68	NM
Unallocated overhead costs	(125)	(149)	(123)	(89)	(80)	(108)	(88)	(99)	(98)	23%
Expedia Group (excluding trivago)	$900	$449	$(75)	$(420)	$297	$(156)	$(54)	$196	$837	181%
trivago	12	29	(1)	(16)	7	(4)	(4)	5	18	170%
Total	$912	$478	$(76)	$(436)	$304	$(160)	$(58)	$201	$855	181%

Net income (loss) attributable to Expedia Group common stockholders	$409	$76	$(1,301)	(753)	(221)	(412)	(606)	(301)	362	NM

Worldwide lodging (merchant & agency)
Stayed room nights	116.5	91.6	69.4	19.2	48.8	36.1	37.1	56.6	77.8
Stayed room night growth	11%	11%	(14)%	(81)%	(58)%	(61)%	(47)%	196%	59%
ADR growth	(1)%	—%	2%	1%	8%	2%	8%	21%	19%
Revenue per night growth	—%	(1)%	6%	15%	14%	6%	10%	7%	17%
Lodging revenue growth	11%	9%	(9)%	(78)%	(52)%	(58)%	(41)%	215%	87%

Worldwide air (merchant & agency)
Tickets sold growth	8%	—%	(26)%	(85)%	(74)%	(69)%	(50)%	299%	132%
Airfare growth	—%	1%	(5)%	(35)%	(36)%	(31)%	(26)%	30%	31%
Revenue per ticket growth	(10)%	(9)%	(41)%	NM	(48)%	(35)%	(10)%	NM	(2)%
Air revenue growth	(3)%	(8)%	(56)%	NM	(87)%	(80)%	(55)%	NM	128%

Notes:
•Advertising & Media Revenue includes third party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

*Domestic refers to U.S. point-of-sale transactions, while International refers to non-U.S. point-of-sale transactions

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, and Expedia Cruises.
B2B: The B2B segment is comprised of our Expedia Business Services organization consists of Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019 through its sale in May 2020.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended September 30, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$745	$44	$15	$(280)	$524
Realized gain (loss) on revenue hedges	(8)	—	—	—	(8)
Restructuring and related reorganization charges	—	—	—	12	12
Legal reserves, occupancy tax and other	—	—	—	10	10
Stock-based compensation	—	—	—	116	116
Amortization of intangible assets	—	—	—	24	24
Depreciation	130	24	3	20	177
Adjusted EBITDA(1)	$867	$68	$18	$(98)	$855

	Three months ended September 30, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$278	$(82)	$3	$(312)	$(113)
Realized gain (loss) on revenue hedges	15	—	—	—	15
Restructuring and related reorganization charges	—	—	—	78	78
Legal reserves, occupancy tax and other	—	—	—	2	2
Stock-based compensation	—	—	—	47	47
Impairment of goodwill	—	—	—	14	14
Impairment of intangible assets	—	—	—	41	41
Amortization of intangible assets	—	—	—	37	37
Depreciation	136	30	4	13	183
Adjusted EBITDA(1)	$429	$(52)	$7	$(80)	$304
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$376	$(192)	$(374)	$(2,229)
Net income (loss) attributable to non-controlling interests	2	(8)	(6)	(108)
Provision for income taxes	87	(24)	(129)	(319)
Total other expense, net	59	111	532	400
Operating income (loss)	524	(113)	23	(2,256)
Gain (loss) on revenue hedges related to revenue recognized	(8)	15	(14)	45
Restructuring and related reorganization charges	12	78	54	206
Legal reserves, occupancy tax and other	10	2	1	(11)
Stock-based compensation	116	47	319	156
Depreciation and amortization	201	220	615	681
Impairment of goodwill	—	14	—	799
Impairment of intangible assets	—	41	—	172
Adjusted EBITDA	$855	$304	$998	$(208)

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$376	$(192)	$(374)	$(2,229)
Less: Net (income) loss attributable to non-controlling interests	(2)	8	6	108
Less: Provision for income taxes	(87)	24	129	319
Income (loss) before income taxes	465	(224)	(509)	(2,656)
Amortization of intangible assets	24	37	77	122
Stock-based compensation	116	47	319	156
Legal reserves, occupancy tax and other	10	2	1	(11)
Restructuring and related reorganization charges	12	78	54	206
Impairment of goodwill	—	14	—	799
Impairment of intangible assets	—	41	—	172
Unrealized (gain) loss on revenue hedges	(3)	12	(5)	(11)
Loss on minority equity investments, net	11	7	7	202
Loss on debt extinguishment	—	—	280	—
(Gain) loss on sale of business, net	(54)	—	(55)	1
Adjusted income (loss) before income taxes	581	14	169	(1,020)

GAAP Provision for income taxes	(87)	24	129	319
Provision for income taxes for adjustments	78	(41)	(144)	(121)
Total Adjusted provision for income taxes	(9)	(17)	(15)	198
Total Adjusted income tax rate	1.5%	114.3%	8.8%	19.5%

Non-controlling interests	(5)	1	—	2
Preferred stock dividend	(14)	(29)	(64)	(46)
Adjusted net income (loss) attributable to Expedia Group, Inc.	$553	$(31)	$90	$(866)

GAAP diluted weighted average shares outstanding (000's)	160,460	141,306	148,453	141,068
Adjustment to dilutive securities (000's)	(3,921)	—	7,295	—
Adjusted weighted average shares outstanding (000's)	156,539	141,306	155,748	141,068

Diluted earnings (loss) per share	$2.26	$(1.56)	$(3.67)	$(16.13)
Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$3.53	$(0.22)	$0.58	$(6.14)

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) attributable to Expedia Group, Inc.	$553	$(31)	$90	$(866)
Less: Adjusted net income (loss) attributable to trivago	(4)	4	3	(16)
Adjusted net income (loss) excluding trivago	$557	$(35)	$87	$(850)

Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$3.53	$(0.22)	$0.58	$(6.14)
Less: Adjusted earnings (loss) per share attributable to trivago	(0.02)	0.02	0.02	(0.11)
Adjusted earnings (loss) per share excluding trivago	$3.56	$(0.24)	$0.56	$(6.02)

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(In millions)
Net cash provided by (used in) operating activities	$(1,221)	$(819)	$3,463	$(3,449)
Headquarters capital expenditures	—	(31)	(23)	(144)
Non-headquarters capital expenditures	(179)	(145)	(507)	(525)
Less: Total capital expenditures	(179)	(176)	(530)	(669)
Free cash flow	$(1,400)	$(995)	$2,933	$(4,118)

Egencia Supplemental Information*

	Three months ended September 30,			Nine months ended September 30,	Year ended December 31,
	2021	2020	2019	2021	2019
	(In millions)
Gross bookings	$664	$265	$2,060	$1,381	$8,296
Stayed room nights	1.7	0.9	3.4	3.8	14.0

Revenue	$55	$26	$142	$123	$608

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) for B2B*

	Three months ended September 30, 2021
	Egencia(1)	B2B (ex-Egencia)	B2B
	(In millions)
Operating income (loss)	$(18)	$62	$44
Depreciation	—	24	24
Adjusted EBITDA	$(18)	$86	$68

(1) Excludes allocations of certain expenses, primarily related to the global travel supply organization and our product and technology platform, which reside in B2B (ex-Egencia). For a reconciliation of B2B to consolidated operating income for the period, see the above Adjusted EBITDA by Segment table.

*Expedia Group completed the sale of Egencia to American Express Global Business Travel ("GBT") on November 1 and retains a minority interest in GBT. Egencia was a component of our B2B segment through November 1, 2021, and we have therefore included supplemental information regarding the Egencia business in order to allow comparison with prior periods for the ongoing B2B segment.

Adjusted Expenses (Cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(In millions)
Cost of revenue	$442	$363	$1,127	$1,373
Less: stock-based compensation	6	3	17	9
Adjusted cost of revenue	$436	$360	$1,110	$1,364
Less: trivago cost of revenue(1)	6	3	13	11
Adjusted cost of revenue excluding trivago	$430	$357	$1,097	$1,353

Selling and marketing expense	$1,314	$525	$3,177	$2,021
Less: stock-based compensation	29	12	78	37
Adjusted selling and marketing expense	$1,285	$513	$3,099	$1,984
Less: trivago selling and marketing expense(1)(2)	80	27	158	108
Adjusted selling and marketing expense excluding trivago	$1,205	$486	$2,941	$1,876

Technology and content expense	$277	$242	$800	$828
Less: stock-based compensation	32	15	91	53
Adjusted technology and content expense	$245	$227	$709	$775
Less: trivago technology and content expense(1)	12	12	37	41
Adjusted technology and content expense excluding trivago	$233	$215	$672	$734

General and administrative expense	$182	$132	$522	$466
Less: stock-based compensation	49	17	133	57
Adjusted general and administrative expense	$133	$115	$389	$409
Less: trivago general and administrative expense(1)	6	6	21	23
Adjusted general and administrative expense excluding trivago	$127	$109	$368	$386
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss third quarter 2021 financial results and certain forward-looking information on Thursday, November 4, 2021 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of November 4, 2021. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of four pillars: Expedia Services, focused on the group’s platform and technical strategy; Expedia Marketplace, centered on product and technology offerings across the organization; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, and Expedia Cruises™.

© 2021 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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ir@expediagroup.com                    press@expediagroup.com